EXHIBIT 99.1
IDEX CORPORATION REPORTS THIRD QUARTER 2009 RESULTS;
ADJUSTED EARNINGS PER SHARE OF 39 CENTS;
RECORD FREE CASH FLOW OF $78 MILLION
NORTHBROOK, IL, October 19 — IDEX Corporation (NYSE: IEX) today announced third quarter 2009 results.
New orders in the quarter totaled $339 million, down 4 percent compared to the prior-year period. Sales in the quarter totaled $323 million, 12 percent lower than the prior-year period.
Third quarter 2009 operating income, adjusted for restructuring related charges of $2.8 million, was $49 million and resulted in adjusted operating margin of 15.2 percent, down 290 basis points from prior year (excluding prior year restructuring related charges of $5.3 million and goodwill impairment charges of $30 million). On an as-reported basis, third quarter operating income of $47 million was 51 percent higher than the prior-year period.
Excluding the impact of restructuring related charges, third quarter 2009 adjusted diluted earnings per share was 39 cents, a decrease of 13 cents, or 25 percent, from the third quarter of the previous year (excluding prior year unfavorable impact of restructuring related charges and goodwill impairment charges). On an as-reported basis, diluted earnings per share of 37 cents increased 13 cents, or 54 percent, from the third quarter of the previous year.
Third Quarter 2009 Results
•	Orders declined 4 percent compared to the prior year (+7 percent acquisitions, -9 percent organic and -2 percent foreign currency translation).

•	Sales declined 12 percent compared to the prior year (+7 percent acquisitions, -17 percent organic and -2 percent foreign currency translation).

•	Reported net income was $30 million, or 50 percent higher than the prior year. Adjusted net income of $32 million was $12 million, or 27 percent, lower than the prior year (excluding prior year restructuring and goodwill impairment charges).

•	Diluted EPS of 37 cents was 13 cents, or 54 percent, higher than the prior year. Adjusted diluted EPS of 39 cents was 13 cents, or 25 percent, lower than the prior year (excluding prior year impact of restructuring and goodwill impairment charges).

•	EBITDA of $62 million was 19 percent of sales and covered interest expense by more than 15 times.

•	Free cash flow of $78 million, 15 percent higher than prior year, was an all-time high.

“We achieved solid profit performance and excellent cash flow in the third quarter. Our operating model and flexible cost structure once again illustrates that we can limit the unfavorable margin impact in a down sales environment while continuing to focus on growing market share, demonstrating outstanding responsiveness to changing order patterns and new business opportunities. We continue to generate very strong cash flow, converting 175 percent of net income to free cash thus far in our year-to-date results.
As we look to the fourth quarter, we expect that energy, water, and select health and science end markets will reflect sequential improvement; while the industrial process, retail paint dispensing, and fire suppression end markets will be slightly down sequentially.
Based on current conditions, our projected fourth quarter EPS is in the range of 35 to 37 cents on a fully diluted basis. For the full year, we expect organic revenue to decline approximately 15 percent resulting in adjusted diluted EPS of $1.44 to $1.46.”
Lawrence D. Kingsley
Chairman and Chief Executive Officer

Business Highlights (excluding restructuring related charges)
Fluid & Metering Technologies
•	Sales in the third quarter of $157 million reflected an 8 percent decline compared to the third quarter of 2008 (+12 percent acquisitions, -19 percent organic and -1 percent foreign currency translation).

•	Operating margin of 16.8 percent represented a 390 basis point decline compared with the third quarter of 2008. Excluding the impact of acquisitions, operating margin was 18.4 percent, a 230 basis point decline compared with the prior-year period due to lower sales.
Health & Science Technologies
•	Sales in the third quarter of $76 million reflected an 8 percent decline compared to the third quarter of 2008 (+6 percent acquisitions, -13 percent organic and -1 percent foreign currency translation). The organic decline was primarily due to continued market softness in the non-core HST businesses.

•	Operating margin of 20.1 percent reflected a 120 basis point decline compared with the third quarter of 2008. Excluding the impact of the Semrock acquisition, operating margin was 19.7 percent, a 160 basis point decline compared with the prior-year period due to lower sales.
Dispensing Equipment
•	Sales of $26 million in the third quarter reflected a 19 percent decline compared with the third quarter of 2008 (-15 percent organic and -4 percent foreign currency translation), as a result of continued deterioration in capital spending for both the North American and European markets.

•	Operating margin of 1.2 percent reflected a 180 basis point decline compared with the third quarter of 2008 due to lower volumes in North America and Europe (excluding prior year goodwill impairment charge).
Fire & Safety/Diversified Products
•	Sales in the third quarter of $66 million reflected a 19 percent decline compared with the third quarter of 2008 (-16 percent organic and -3 percent foreign currency translation).

•	Operating margin of 24.4 percent represented a 90 basis point decline compared with the third quarter of 2008 on lower volumes and unfavorable product mix within the segment.
For the third quarter of 2009, Fluid & Metering Technologies contributed 48 percent of sales and 46 percent of operating income; Health & Science Technologies accounted for 24 percent of sales and 25 percent of operating income; Dispensing Equipment accounted for 8 percent of sales and 1 percent of operating income; and Fire & Safety/Diversified Products represented 20 percent of sales and 28 percent of operating income.
Conference Call to be Broadcast over the Internet
IDEX will broadcast its third quarter earnings conference call over the Internet on Tuesday, October 20, 2009 at 9:30 a.m. CT. Chairman and Chief Executive Officer Larry Kingsley and Vice President and Chief Financial Officer Dominic Romeo will discuss the company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 888.203.1112 (or 719.457.0820 for international participants) using the ID # 2354138.
A Note on EBITDA and Free Cash Flow
EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow bridge

	For the Quarter Ended
	September 30,		June 30,
	2009	2008	Change	2009	Change
• Income before Taxes	$43.9	$29.7	48%	$41.9	5%
• Depreciation and Amortization	14.1	10.9	30	14.2	—
• Interest	4.0	3.9	2	4.4	(11)

• EBITDA	$62.0	$44.5	40	$60.5	3

• Cash Flow from Operating Activities	$84.8	$72.8	16%	$55.3	53%
• Capital Expenditures	(7.4)	(5.9)	25	(6.1)	21
• Excess Tax Benefit from Stock-Based Compensation	0.3	0.6	(52)	0.6	(58)

• Free Cash Flow	$77.7	$67.5	15	$49.8	56

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries — all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.
For further information on IDEX Corporation and its business units, visit the company’s Web site at
www.idexcorp.com.
(Tables follow)

IDEX CORPORATION
IDEX CORPORATION
Condensed Statements of Consolidated Operations
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008(a)	2009	2008(a)

Net sales	$323,249	$365,193	$986,317	$1,134,165
Cost of sales	194,191	217,409	602,964	672,391

Gross profit	129,058	147,784	383,353	461,774
Selling, general and administrative expenses	79,789	81,614	242,687	258,082
Goodwill impairment	—	30,090	—	30,090
Restructuring expenses	2,752	5,276	8,253	5,276

Operating income	46,517	30,804	132,413	168,326
Other income — net	1,382	2,723	806	3,885
Interest expense	3,951	3,861	13,212	13,619

Income before income taxes	43,948	29,666	120,007	158,592
Provision for income taxes	14,171	9,783	39,703	54,046

Net income	$29,777	$19,883	$80,304	$104,546

Earnings per Common Share:

Basic earnings per common share (b)	$0.37	$0.24	$1.00	$1.27

Diluted earnings per common share (b)	$0.37	$0.24	$0.99	$1.26

Share Data:

Basic weighted average common shares outstanding	79,740	81,572	79,642	81,320

Diluted weighted average common shares outstanding	80,879	82,957	80,535	82,663
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2009	2008(a)

Assets
Current assets
Cash and cash equivalents	$74,429	$61,353
Receivables — net	189,417	205,269
Inventories	162,384	181,200
Other current assets	32,363	32,866

Total current assets	458,593	480,688
Property, plant and equipment — net	181,006	186,283
Goodwill and intangible assets	1,474,552	1,470,289
Other noncurrent assets	10,056	14,540

Total assets	$2,124,207	$2,151,800

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$76,321	$87,304
Accrued expenses	114,676	117,186
Short-term borrowings	6,307	5,856
Dividends payable	9,554	9,523

Total current liabilities	206,858	219,869
Long-term borrowings	440,832	548,144
Other noncurrent liabilities	240,141	239,004

Total liabilities	887,831	1,007,017
Shareholders’ equity	1,236,376	1,144,783

Total liabilities and shareholders’ equity	$2,124,207	$2,151,800

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IDEX CORPORATION
IDEX CORPORATION
Company and Business Group Financial Information
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009 (c)	2008 (a)	2009 (c)	2008 (a)

Fluid & Metering Technologies
Net sales	$156,939	$170,258	$470,957	$518,546
Operating income (d)	26,412	35,164	73,773	99,735
Operating margin	16.8%	20.7%	15.7%	19.2%
Depreciation and amortization	$8,061	$5,842	$24,396	$18,605
Capital expenditures	3,810	2,519	9,682	7,695

Health & Science Technologies
Net sales	$76,138	$82,889	$224,142	$253,778
Operating income (d)	15,312	17,623	37,422	48,507
Operating margin	20.1%	21.3%	16.7%	19.1%
Depreciation and amortization	$3,866	$2,573	$10,579	$8,411
Capital expenditures	1,879	1,294	3,793	3,894

Dispensing Equipment
Net sales	$25,580	$31,543	$104,111	$138,152
Operating income (d)	319	931	14,319	26,431
Operating margin	1.2%	3.0%	13.8%	19.1%
Depreciation and amortization	$670	$946	$2,340	$3,215
Capital expenditures	292	652	850	2,236

Fire & Safety/Diversified Products
Net sales	$65,524	$81,189	$192,633	$227,099
Operating income (d)	15,956	20,514	43,265	57,072
Operating margin	24.4%	25.3%	22.5%	25.1%
Depreciation and amortization	$1,287	$1,206	$3,815	$3,950
Capital expenditures	853	789	2,569	3,929

Company
Net sales	$323,249	$365,193	$986,317	$1,134,165
Operating income	49,269	66,170	140,666	203,692
Operating margin	15.2%	18.1%	14.3%	18.0%
Depreciation and amortization (e)	$14,135	$10,879	$41,893	$35,092
Capital expenditures	7,081	5,851	18,303	19,164

(a)	Certain prior year amounts have been restated to reflect the LIFO to FIFO inventory costing change.

(b)	Adjusted to reflect the accounting guidance provided in FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.”

(c)	Three and nine month data includes acquisition of IETG (October 2008), iPEK (October 2008) and Richter (October 2008) in the Fluid & Metering Technologies Group and Semrock (October 2008) in the Health & Science Technologies Group from the date of acquisition.

(d)	Group operating income excludes unallocated corporate operating expenses, restructuring-related charges and the 2008 goodwill impairment charge within the Dispensing Equipment group.

(e)	Excludes amortization of debt issuance expenses.